                    RE CAPITAL CORPORATION AND SUBSIDIARIES

                    EXHIBIT 12.0 -- COMPUTATION OF RATIOS OF
                           EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1994       1993        1992
                                                                --------    -------     -------
Income (Loss) before Federal income taxes.....................  $  8,102    $ 7,807     $(2,049)
Add: Fixed charges............................................     4,114      2,663       1,746
                                                                --------    -------     -------
Income (Loss) before Federal income taxes and fixed charges...  $ 12,234    $10,470     $  (303)
                                                                 =======    =======     =======
Fixed charges:
  Interest expense............................................  $  3,795    $ 2,348     $ 1,363
  One-third rental expense*...................................       337        315         383
                                                                --------    -------     -------
          Total fixed charges.................................  $  4,132    $ 2,663     $ 1,746
                                                                 =======    =======     =======

Ratio of earnings to fixed charges............................      3.0X       3.9X          NM
                                                                 =======    =======     =======

- - - - ---------------
*Portion of rental expense representative of a reasonable interest factor.

                                       E-5